CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the inclusion in Form 10-KSB of our independent auditors' report dated May 10, 2001, relating to the financial statements of Commercial Concepts, Inc. as of February 28, 2001 and for the year then ended which appears in such Form 10-KSB


/s/ CHRISTENSEN & DUNCAN, CPA'S LC


CHRISTENSEN & DUNCAN, CPA'S LC
Certified Public Accountants
Salt Lake City, Utah
May 10, 2001